Exhibit 99.1

Penn National Gaming, Inc.

Cash Redemption Coupon Reclassification

Net Revenues

Summary:

During the second quarter of 2006, as a result of Penn National Gaming, Inc’s review of trends in interpreting accounting pronouncements and gaming industry practices for accounting for customer cash incentives, Penn National Gaming, Inc. reclassified cash redemption coupons to contra-revenue from operating expense.

The reclassification had no effect on operating income, net income or earnings per share for any period.

The following table provides a historical look at Penn National Gaming, Inc.’s net revenues, by property, as if cash redemption coupons had historically been treated as contra-revenue items.  Although Penn National Gaming, Inc. did not own Argosy Gaming Company during the three month periods ended March 31, 2005, June 30, 2005 and September 30, 2005, the Argosy Gaming Company results by property for those periods, which were derived from Argosy Gaming Company’s historical filings with the Securities and Exchange Commission, are included in the table.

Penn National Gaming, Inc.

Cash Redemption Coupon Reclassification

Net Revenues

(in thousands)

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006
Charles Town Entertainment Complex	$103,208	$112,779	$118,403	$106,251	$116,917
Hollywood Casino Aurora	53,461	57,782	58,619	57,477	61,750
Casino Rouge	29,121	28,430	28,877	43,247	43,120
Hollywood Casino Tunica	26,193	26,505	26,855	26,943	28,159
Casino Magic - Bay St. Louis	26,634	26,576	16,366	19	22
Boomtown Biloxi	18,264	16,791	10,782	(123)	—
Bullwhackers	7,207	6,897	7,888	7,443	6,586
Casino Rama management service contract	4,067	4,700	5,201	4,627	4,387
Pennsylvania Racing Operations	13,275	15,262	13,213	12,027	13,087
Hollywood Slots at Bangor	—	482	733	4,742	8,710

Argosy Casino Lawrenceburg	112,695	111,932	114,441	107,259	120,163
Empress Casino Hotel	54,420	56,908	60,770	58,228	60,317
Argosy Casino Riverside	37,091	35,661	33,599	34,844	38,995
Argosy Casino Alton	27,209	26,621	27,516	26,046	29,519
Argosy Casino Sioux City	13,238	13,700	13,242	13,218	14,051
Raceway Park	—	—	—	2,286	2,020